United Security Bancshares reports 1st quarter net income of $2.8 million

FRESNO, CA - April 15, 2020. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter ended March 31, 2020. The Company recognized net income of $2,754,000 for the quarter ended March 31, 2020, a decrease of 31% compared to the net income of $4,007,000 recognized for the quarter ended March 31, 2019. Basic and diluted earnings per share decreased to $0.16 for the quarter ended March 31, 2020, as compared to basic and diluted earnings per share of $0.24 for the quarter ended March 31, 2019.

First Quarter 2020 Highlights (at or for the quarter ended March 31, 2020, except where noted)

▪
Net income for the quarter decreased $1,253,000 or 31.27% to $2,754,000, compared to $4,007,000 for the quarter ended March 31, 2019. The decrease is a result of a reduction in interest income related to a lower rate environment and a provision for loan losses, partially offset by a gain on the fair value of junior subordinated debt.

▪
The allowance for credit losses as a percentage of gross loans increased to 1.46%, compared to 1.33% at December 31, 2019. The provision for credit losses totaled $1,707,000, compared to $6,000 for the quarter ended March 31, 2019. The increase in provision reflects an expectation of significant deterioration in the macro-economic environment as a result of the impact of COVID-19, net charge-offs, and loan growth.

▪	The gain on the fair value of junior subordinated debt was $1,498,000 for the quarter, compared to $414,000 for the quarter ended March 31, 2019.

▪	Total loans, net of unearned fees, increased 4.55% to $623,686,000, compared to $596,554,000 at December 31, 2019.

▪	Total deposits increased to $840,437,000, compared to $818,362,000 at December 31, 2019.

▪	Book value per share increased to $6.92, compared to $6.83 at December 31, 2019.

▪	Net interest margin decreased to 4.00% from 4.45% for the quarter ended March 31, 2019.

▪	Annualized average cost of deposits decreased to 0.33% from 0.41% for the quarter ended March 31, 2019.

▪	Net charge-offs totaled $495,000, compared to net recoveries of $16,000 for the quarter ended March 31, 2019.

▪	Capital positions remain strong with a 12.77% Tier 1 Leverage Ratio, a 14.92% Common Equity Tier 1 Ratio; a 15.99% Tier 1 Risk-Based Capital Ratio; and a 17.24% Total Risk-Based Capital Ratio.

▪	Annualized return on average assets ("ROAA") was 1.19%, compared to 1.71% for the quarter ended March 31, 2019.

▪	Annualized return on average equity ("ROAE") was 9.65%, compared to 14.61% for the quarter ended March 31, 2019.

Dennis Woods, President and Chief Executive Officer, stated: "Although we saw growth in both our loan and deposit portfolios during this first quarter, we cannot predict the full impact COVID-19 will have on our markets and economy. Our strong credit quality, ample liquidity, and capital level provide a solid foundation as we navigate through these uncertain times."

Results of Operations

ROAE for the quarter ended March 31, 2020 was 9.65%, compared to 14.61% for the quarter ended March 31, 2019. ROAA was 1.19% for the quarter ended March 31, 2020, compared to 1.71% for the quarter ended March 31, 2019. The annualized average cost of deposits was 0.33% for the quarter ended March 31, 2020, a decrease from 0.41% for quarter ended March 31, 2019. Average interest-bearing deposits decreased 4.10% between the quarters ended March 31, 2019 and 2020 to an average balance of $501,026,000.

Net interest income after the provision for credit losses for the quarter ended March 31, 2020 totaled $6,873,000, a decrease of $2,581,000, or 27.30%, from $9,454,000 for the same period ended March 31, 2019. Net interest income after the provision for credit losses includes a provision for credit losses of $1,707,000 for the quarter ended March 31, 2020, compared to a provision of $6,000 for the quarter ended March 31, 2019. During the first quarter of 2020, the Federal Reserve cut its benchmark rate by 1.50%. As a result, the Prime rate decreased from 4.75% to 3.25%. A majority of the Company's floating rate loans and investments are indexed to the Prime rate. The Company's net interest margin decreased from 4.45% for the quarter ended March 31, 2019 to 4.00% for the quarter ended March 31, 2020. The decrease was the result of decreases in yields on overnight fed funds, loans, and investment securities, partially offset by a decrease in interest expense. The yield on loans decreased from 6.06% for the quarter ended March 31, 2019 to 5.57% for the quarter ended March 31, 2020. The yield on interest bearing liabilities decreased from 0.73% for the quarter ended March 31, 2019 to 0.60% for the quarter ended March 31, 2020.

Non-interest income for the quarter ended March 31, 2020 totaled $2,580,000, reflecting an increase of $1,057,000 from the $1,523,000 in non-interest income reported for the quarter ended March 31, 2019. Customer service fees totaled $728,000 and $809,000 for the quarter ended March 31, 2020 and 2019, respectively. On a year-over-year comparative basis, non-interest income increased primarily due to a $1,498,000 gain on the fair value of junior subordinated debentures (TRUPs) for the quarter ended March 31, 2020, compared to a $414,000 gain for the same period ended March 31, 2019. The change in the fair value of TRUPs reflected in non-interest income was caused by fluctuations in the LIBOR yield curve. Non-interest income for the quarter ended March 31, 2019 includes a $109,000 loss resulting from the dissolution of the USB Real Estate Investment Trust (REIT) which was completed in February 2019.

For the quarter ended March 31, 2020, non-interest expense totaled $5,591,000, an increase of $244,000 compared to $5,347,000 for the quarter ended March 31, 2019. On a year-over-year comparative basis, non-interest expense increased primarily due to increases of $223,000 in salaries and employee benefits, $88,000 in expenses related to other real estate owned, and $40,000 in occupancy expense, partially offset by decreases of $111,000 in professional fees. Salary and employee benefits expense for the quarter ended March 31, 2019 includes a $231,000 reversal of bonus expense. Included in net cost on operation and sale of OREO for the quarter ended March 31, 2020 is a $113,000 loss on sale. The decrease in professional fees is attributed to a reduction in legal expense.

The efficiency ratio for the quarter ended March 31, 2020 deteriorated to 50.10%, compared to 48.68% for the quarter ended March 31, 2019. The decline is attributed to a reduction in net interest income as a result of the balance sheet repricing in a lower rate environment, partially offset by an increase in gain on the fair value of TRUPs.

The Company recorded an income tax provision of $1,108,000 for the quarter ended March 31, 2020, compared to $1,623,000 for the same period in 2019. The effective tax rate for the quarter ended March 31, 2020 was 28.69%, compared to 28.83% for the quarter ended March 31, 2019.

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs, recovery of provision for credit losses, and gain or loss on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

Balance Sheet Review

Total assets increased $20,327,000, or 2.12%, for the quarter ended March 31, 2020, due primarily to increases of $17,398,000 in investment securities and $26,391,000 in gross loan balances. Unfunded loan commitments increased from $197,559,000 at December 31, 2019 to $209,014,000 at March 31, 2020. OREO balances decreased from $6,753,000 at December 31, 2019 to $5,745,000 at March 31, 2020. The reduction was attributed to a $1,008,000 sale of OREO.

Total deposits increased $22,075,000, or 2.70%, to $840,437,000 during the quarter ended March 31, 2020. This increase was due to an increase of $12,217,000 in noninterest bearing deposits, $9,448,000 in NOW and money market accounts, and $4,062,000 in savings accounts, partially offset by a decrease of $3,652,000 in time deposits. In total, NOW, money market and savings accounts increased 3.06% to $454,522,000 at March 31, 2020, compared to $441,012,000 at December 31, 2019. Noninterest bearing deposits increased 3.92% to $324,167,000 at March 31, 2020, compared to $311,950,000 at December 31, 2019. As a result of the net increase, core deposits, which is made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $22,897,000.

Shareholders’ equity at March 31, 2020 was $117,410,000, an increase of $1,422,000 from shareholders’ equity of $115,988,000 at December 31, 2019. The increase in equity was the result of net earnings for the period, partially offset by cash dividends. At March 31, 2020 there was accumulated other comprehensive loss of $174,000, as compared to accumulated other comprehensive loss of $632,000 at December 31, 2019. The change from December 31, 2019 to March 31, 2020 was the result of unrealized gains on junior subordinated debentures (TRUPs) caused by a change in yields during the period.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on March 24, 2020. The dividend was payable on April 15, 2020, to shareholders of record as of April 6, 2020. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company has recorded a provision for credit losses of $1,707,000 for the quarter ended March 31, 2020, compared to a provision of $6,000 for the quarter ended March 31, 2019. Net loan charge-offs totaled $495,000 for the quarter ended March 31, 2020, as compared to net recoveries of $16,000 for the quarter ended March 31, 2019. The provision recorded during the quarter is attributed to growth of the loan portfolio, net charge-offs, and uncertainty related to COVID-19. COVID-19 is precipitating an economic recession and it is unknown whether or not the economy will bounce back quickly.

The Company's allowance for loan loss totaled 1.46% of the loan portfolio at March 31, 2020, compared to 1.33% at December 31, 2019. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at March 31, 2020 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $266,000 between December 31, 2019 and March 31, 2020 to $20,959,000. Nonperforming assets as a percentage of total assets decreased from 2.22% at December 31, 2019 to 2.14% at March 31, 2020. The decrease in nonperforming assets is primarily attributed to the reduction in OREO that occurred during the period, offset by nonaccrual loans which increased $332,000 between December 31, 2019 and March 31, 2020 to $12,029,000. Total restructured loans decreased $1,872,000 between December 31, 2019 and March 31, 2020. OREO balances decreased from $6,753,000 at December 31, 2019 to $5,745,000 at March 31, 2020.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) the effects of the COVID-19 pandemic, including the effects of the steps being taken to address the pandemic and their impact on the Company’s market and employees, (2) changes in general economic and financial market conditions, either nationally or locally, (3) changes in interest rates, (4) changes in banking laws or regulations, (5) increased competition in the Company's market, impacting the ability to execute its business plans, (6) loss of key personnel, (7) unanticipated credit losses, (8) earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, and (10) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2019, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2020	December 31, 2019
Assets
Cash and non-interest-bearing deposits in other banks	$28,134	$27,291
Due from Federal Reserve Bank ("FRB")	171,719	191,704
Cash and cash equivalents	199,853	218,995

Investment securities (at fair value)
Available for sale ("AFS") securities	93,695	76,312
Marketable equity securities	3,791	3,776
Total investment securities	97,486	80,088
Loans	623,765	597,374
Unearned fees and unamortized loan origination costs - net	(79)	(820)
Allowance for credit losses	(9,120)	(7,908)
Net loans	614,566	588,646

Premises and equipment - net	9,279	9,380
Accrued interest receivable	8,285	8,208
Other real estate owned ("OREO")	5,745	6,753
Goodwill	4,488	4,488
Deferred tax assets - net	2,555	3,191
Cash surrender value of life insurance	21,086	20,955
Operating lease right-of-use assets	3,214	3,360
Other assets	10,689	12,855
Total assets	$977,246	$956,919

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$324,167	$311,950
Interest-bearing	516,270	506,412
Total deposits	840,437	818,362

Accrued interest payable	50	59
Operating lease liabilities	3,317	3,463
Other liabilities	7,486	8,239
Junior subordinated debentures (at fair value)	8,546	10,808
Total liabilities	859,836	840,931

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 16,974,235 at March 31, 2020 and 16,973,885 at December 31, 2019	59,050	58,973
Retained earnings	58,534	57,647
Accumulated other comprehensive loss	(174)	(632)
Total shareholders' equity	117,410	115,988
Total liabilities and shareholders' equity	$977,246	$956,919

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended March 31,
	2020	2019
Interest Income:
Interest and fees on loans	$8,346	$8,642
Interest on investment securities	428	477
Interest on deposits in FRB	567	1,298
Total interest income	9,341	10,417

Interest Expense:
Interest on deposits	664	834
Interest on other borrowed funds	97	123
Total interest expense	761	957
Net Interest Income	8,580	9,460
Provision for Credit Losses	1,707	6
Net Interest Income after Provision for Credit Losses	6,873	9,454

Noninterest Income:
Customer service fees	728	809
Increase in cash surrender value of bank-owned life insurance	131	145
Gain on fair value of marketable equity securities	14	57
Gain on fair value of junior subordinated debentures	1,498	414
Loss on dissolution of real estate investment trust	—	(109)
Other	209	207
Total noninterest income	2,580	1,523

Noninterest Expense:
Salaries and employee benefits	2,995	2,772
Occupancy expense	853	813
Data processing	112	107
Professional fees	702	813
Regulatory assessments	85	93
Director fees	94	91
Correspondent bank service charges	15	14
Net cost on operation and sale of OREO	153	65
Other	582	579
Total noninterest expense	5,591	5,347

Income Before Provision for Taxes	3,862	5,630
Provision for Taxes on Income	1,108	1,623
Net Income	$2,754	$4,007

Basic earnings per common share	$0.16	$0.24
Diluted earnings per common share	$0.16	$0.24
Weighted average basic shares for EPS	16,974,100	16,947,040
Weighted average diluted shares for EPS	16,994,727	16,972,630

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended March 31,
	2020	2019
Average Balances:
Loans (1)	$603,060	$578,326
Investment securities – taxable	82,101	68,293
Interest-bearing deposits in FRB	178,748	215,644
Total interest-earning assets	863,909	862,263
Allowance for credit losses	(7,905)	(8,458)
Cash and due from banks	29,282	28,349
Other real estate owned	6,628	5,745
Other non-earning assets	61,810	59,685
Total average assets	$953,724	$947,584

Interest-bearing deposits	$501,026	$522,457
Junior subordinated debentures	10,714	10,090
Total interest-bearing liabilities	511,740	532,547

Non-interest-bearing deposits	314,389	294,801
Other liabilities	9,679	9,025
Total liabilities	835,808	836,373
Total equity	117,916	111,211
Total liabilities and equity	$953,724	$947,584

Average Rates:
Loans (1)	5.57%	6.06%
Investment securities- taxable	2.10%	2.83%
Interest-bearing deposits in FRB	1.28%	2.44%
Earning assets	4.35%	4.90%
Interest bearing deposits	0.53%	0.65%
Total deposits	0.33%	0.41%
Junior subordinated debentures	3.64%	4.94%
Total interest-bearing liabilities	0.60%	0.73%
Net interest margin (2)	4.00%	4.45%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Cash and cash equivalents	$199,853	$218,995	$245,943	$309,460	$260,701
Investment securities	97,486	80,088	81,651	63,632	66,604
Loans	623,686	596,554	569,500	572,810	579,617
Allowance for credit losses	(9,120)	(7,908)	(8,230)	(8,452)	(8,417)
Net loans	614,566	588,646	561,270	564,358	571,200
Other assets	65,341	69,190	68,534	69,043	65,535
Total assets	$977,246	$956,919	$957,398	$1,006,493	$964,040

Non-interest-bearing	$324,167	$311,950	$333,156	$304,172	$300,476
Interest-bearing	516,270	506,412	487,067	566,743	531,101
Total deposits	840,437	818,362	820,223	870,915	831,577
Other liabilities	19,399	22,569	21,965	22,240	21,270
Total liabilities	859,836	840,931	842,188	893,155	852,847
Total shareholders' equity	117,410	115,988	115,210	113,338	111,193
Total liabilities and shareholder's equity	$977,246	$956,919	$957,398	$1,006,493	$964,040

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total interest income	$9,341	$9,558	$10,417	$10,311	$10,417
Total interest expense	761	862	1,061	1,008	957
Net interest income	8,580	8,696	9,356	9,303	9,460
Provision for credit losses	1,707	5	5	4	6
Net interest income after provision for credit losses	6,873	8,691	9,351	9,299	9,454

Total non-interest income	2,580	647	1,853	1,729	1,523
Total non-interest expense	5,591	5,335	5,335	5,262	5,347
Income before provision for taxes	3,862	4,003	5,869	5,766	5,630
Provision for taxes on income	1,108	1,108	1,696	1,669	1,623
Net income	$2,754	$2,895	$4,173	$4,097	$4,007

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	March 31, 2020	December 31, 2019
Commercial and industrial	$75	$75
RE construction & development	11,411	11,478
Agricultural	543	144
Total nonaccrual loans	$12,029	$11,697

Loans past due 90 days and still accruing	1,061	386
Restructured loans	2,124	2,389
Total nonperforming loans	$15,214	$14,472
Other real estate owned	5,745	6,753
Total nonperforming assets	$20,959	$21,225

Nonperforming loans to total gross loans	2.44%	2.42%
Nonperforming assets to total assets	2.14%	2.22%
Allowance for credit losses to nonperforming loans	59.94%	54.64%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2020	2019

Return on average assets	1.19%	1.71%
Return on average equity	9.65%	14.61%
Net charge-off (recoveries) to average loans	0.33%	(0.01)%

	March 31, 2020	December 31, 2019
Shares outstanding - period end	16,974,235	16,973,885
Book value per share	$6.92	$6.83
Efficiency ratio (1)	50.10%	49.99%
Total impaired loans	$16,509	$17,072
Net loan to deposit ratio	73.12%	71.93%
Allowance for credit losses to total loans	1.46%	1.33%
Total capital to risk weighted assets
Company	17.24%	17.98%
Bank	17.21%	17.78%
Tier 1 capital to risk-weighted assets
Company	15.99%	16.81%
Bank	15.96%	16.61%
Common equity tier 1 capital to risk-weighted assets
Company	14.92%	15.39%
Bank	15.96%	16.61%
Tier 1 capital to adjusted average assets (leverage)
Company	12.77%	12.82%
Bank	12.76%	12.83%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Three Months Ended March 31,
	2020	2019	Change $	Change %
Net income	$2,754	$4,007	$(1,253)	(31.27)%

TRUPs (1) fair value adjustment gain	1,498	414
Loss on sale of OREO	(113)	—
	1,385	414

Income tax effect	402	120
Non-core items net of taxes	983	294

Non-GAAP core net income	$1,771	$3,713	$(1,942)	(52.30)%

(1)	TRUPs Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.